Exhibit 3.7

                            Certificate of Amendment

                                     of the

                          Certificate of Incorporation

                                       of

                        Price Communications Corporation

                Under Section 805 of the Business Corporation Law

      It is hereby certified that:

      FIRST: The name of the corporation is Price Communications Corporation.

      SECOND: The certificate of incorporation of the corporation was filed by the Department of State on August 1, 1979.

      THIRD: The certificate of incorporation is hereby amended to effect an increase in the aggregate number of shares of capital stock that the corporation has the authority to issue. Article FOURTH, Paragraph A of the certificate of incorporation is hereby amended to add an additional 60,000,000 shares of common stock, par value $.01 per share, to the existing 60,000,000 shares of common stock, par value $.01 per share.

      FOURTH: To accomplish the foregoing amendment, Article FOURTH, Paragraph A of the certificate of incorporation of the corporation is hereby amended to read as follows:

                  The total number of shares of capital stock which the
            Corporation shall have authority to issue is One Hundred Forty Million (140,000,000) shares, of which One Hundred Twenty Million (120,000,000) shares shall be common stock, $.01 par value per share (the "Common Stock), and Twenty Million (20,000,000) shares shall be preferred stock, par value $.01 per share (the "Preferred Stock"). Shares of capital stock of the Corporation may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors, and shares issued for such consideration shall be fully paid and nonassessable.

      FIFTH: The foregoing amendment of the certificate of incorporation of the corporation was authorized by vote of the Board of Directors of the corporation at a meeting thereof followed by the vote of the holders of at least a majority of all of the outstanding shares of the corporation's capital stock entitled to vote on said amendment of the certificate of incorporation.

      IN WITNESS WHEREOF, I have signed this certificate of amendment on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Date: July 26, 1999


                                   /s/ KIM I. PRESSMAN
                                   -------------------
                                   Kim I. Pressman
                                    Executive Vice President, Chief Financial
                                    Officer, Secretary and Assistant Treasurer